UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

Filed by the Registrant   ☐

Filed by a Party other than the Registrant   ☒

Check the appropriate box:

☐           Preliminary Proxy Statement

☐           Confidential, for Use of the Commission Only (as permitted by Rule14a-6(e)(2))

☐           Definitive Proxy Statement

☒          Definitive Additional Materials

☐           Soliciting Material Under Rule 14a-12

ROVI CORPORATION
(Name of Registrant as Specified in Its Charter)

ENGAGED CAPITAL MASTER FEEDER I, LP
ENGAGED CAPITAL MASTER FEEDER II, LP
ENGAGED CAPITAL I, LP
ENGAGED CAPITAL I OFFSHORE, LTD.
ENGAGED CAPITAL II, LP
ENGAGED CAPITAL II OFFSHORE LTD.
ENGAGED CAPITAL, LLC
ENGAGED CAPITAL HOLDINGS, LLC
GLENN W. WELLING
DAVID LOCKWOOD
RAGHAVENDRA RAU

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒          No fee required.

☐           Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)           Title of each class of securities to which transaction applies:

(2)           Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)           Proposed maximum aggregate value of transaction:

(5)           Total fee paid:

☐           Fee paid previously with preliminary materials:

☐           Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)           Amount previously paid:

(2)           Form, Schedule or Registration Statement No.:

(3)           Filing Party:

(4)           Date Filed:

Engaged Capital, LLC, together with the other the participants named herein (collectively, “Engaged Capital”), has filed a definitive proxy statement with the Securities and Exchange Commission and an accompanying WHITE proxy card to be used to solicit votes for the election of Engaged Capital’s slate of three highly-qualified director nominees to the Board of Directors of Rovi Corporation, a Delaware corporation (the “Company”), at the Company’s upcoming 2015 annual meeting of stockholders, or any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof.

On May 8, 2015, Engaged Capital issued the following press release:

SEND A MESSAGE TO THE ROVI BOARD – ENOUGH IS ENOUGH!

•	Engaged Capital is offering Rovi shareholders a chance to effect real change on the Board by electing three highly-qualified nominees to bring a shareholder focus to the Board

•	Rovi’s long-tenured and unaligned Board continues to use shareholder money to make baseless, outrageous and recycled claims

•	Vote the WHITE Proxy Card to elect David Lockwood, Raghavendra Rau, and Glenn Welling and put an end to the Board’s antics

Newport Beach, CA, May 8, 2015 - Engaged Capital, LLC (together with its affiliates, “Engaged Capital” or “we”), an investment firm specializing in small and mid-cap North American equities and beneficial owner of 550,000 shares of the common stock of Rovi Corporation (“Rovi” or the “Company”) (Nasdaq: ROVI), rejected Rovi Board’s baseless and recycled claims and addressed fellow shareholders.

Dear fellow Rovi shareholders:

We are days away from a vote that is critical for the future of our Company.  Our choice in electing the right set of directors to oversee Rovi will have tremendous impact on our ability as shareholders of the Company to protect and enhance the value of our investment and set Rovi on track to become a stronger, better-run, and ultimately more valuable company. Do not squander this opportunity to help realize the full value of your investment in Rovi.  Vote to replace three over-tenured directors who are directly responsible for the losses we have all suffered with three fresh and experienced candidates who will work constructively with the rest of the Board to protect shareholders’ best interests.  Vote the enclosed WHITE proxy card today to elect all three of Engaged Capital’s highly-qualified nominees— David Lockwood, Raghavendra Rau, and Glenn Welling.

At this late stage in this proxy contest, we are disappointed, but not surprised, to see the Rovi Board increasingly resort to questionable tactics like cherry-picking performance data, smearing our nominees’ reputation based on engineered data, attacking ISS and Glass Lewis, and blaming former management for the Board’s strategic failures. These are the familiar hallmarks of a poorly governed board clinging to power – and we categorically reject them. Clearly, the Rovi Board hopes that by continuing to repeat its misleading claims shareholders will be confused about the facts and distracted from the Board’s massive destruction of shareholder value at Rovi.

For example, the Board’s claims of making “good faith” offers to settle with Engaged Capital are simply false. Since the beginning of this contest, the Board has made one and only one offer that has remained unchanged – to add one of our nominees that they have chosen to the Board and to add a jointly-chosen candidate. In the Company’s offer, no incumbent will take responsibility for the value-destruction and step down, no direct shareholder representative would join the Board, Engaged Capital would be restricted to an unprecedented ownership limit of just 1% of the outstanding shares, and no strategy or finance committee would be given the proper mandate to tackle the strategic issues facing the Company.  In short, this supposed “good faith” proposal is not nearly close to what the shareholders of Rovi demand in order to have any confidence that Rovi will change for the better.  It is appalling to us that the Board insists on couching their intransigence behind repeated references to this one deeply inadequate and completely unreasonable offer from which they have refused to budge.  Make no mistake – this is not constructive engagement with shareholders.  Engaged Capital has settled every potentially contested engagement we have had with a portfolio company and this is the first time we have had to go through a full proxy contest.  The reason is plain – this Board has NOT worked with us in good faith to try to settle the matter.

DO NOT LET THIS BOARD DISTRACT YOU FROM THE ISSUES THAT TRULY MATTER IN THIS CONTEST. ASK YOURSELVES WHO IS MORE LIKELY TO ENHANCE THE VALUE OF YOUR INVESTMENT – LOCKWOOD, RAU, AND WELLING OR THE THREE DIRECTORS WHO HAVE BEEN CONTRIBUTING TO YOUR LOSSES FOR THE PAST DECADE?

Chairman Ludwick, James Meyer, and James O’Shaughnessy have been on the Board for 9, 18, and 11 years. They are so unpopular with shareholders that they received only ~74% support last year when running unopposed and lack critical Service Provider, OTT, and IP experience, among others.

Their record of value-“creation” at Rovi is:

o	NEGATIVE returns for Rovi shareholders for the past 1-, 3-, and 5- year periods and since the Macrovision merger with Gemstar in 2007.

o	Over $1.3 billion of shareholders’ capital since 2011 has generated zero revenue growth to date.

o	~20% decline in EBITDA despite flat revenues.

o	Multiple failed product initiatives despite promises of future growth.

o	Approved the acquisition of Sonic which destroyed ~$680 million of shareholder value.

o	~50% decline in share price over the past five years and over 150% underperformance relative to peers (1).

In contrast, David Lockwood, Raghavendra Rau, and Glenn Welling bring shareholder-focused perspectives, new ideas, and collective expertise in the following areas:

o	Experience in the online video and Over-the-Top (OTT) industries
o	Close relationships with key C-level personnel at large Tier 1 and Tier 2 service providers
o	Experience operating software companies
o	Successful track records building next generation software products accepted by the largest service providers
o	Significant experience with Intellectual Property Management
o	Track record of growing revenue and driving cost efficiencies
o	Significant experience developing strategies that increase shareholder value, including with respect to capital allocation strategies
o	Significant expertise in improving governance structures including developing executive compensation plans that align pay with performance
o	Track records of significant value creation

Thank you for your support,

/s/ Glenn W. Welling

Glenn W. Welling
Engaged Capital, LLC

(1)  Relative to S&P 400 Index

Vote the WHITE Engaged Capital proxy card TODAY to protect the value of your investment.

 If you have any questions, or require assistance with your vote, please contact Morrow & Co., LLC, toll- free at (800) 662-5200, call direct at (203) 658-9400 or email: engaged@morrowco.com

Rovi shareholders are invited to visit http://www.engagedcapital.com/vcr/home.html to review Engaged Capital’s case for change at Rovi, and to review its full presentation, letters, and proxy material prepared for fellow Rovi shareholders.

About Engaged Capital:

Engaged Capital, LLC (“Engaged Capital”) was established in 2012 by a group of professionals with significant experience in activist investing in North America and was seeded by Grosvenor Capital Management, L.P., one of the oldest and largest global alternative investment managers. Engaged Capital is a limited liability company owned by its principals and formed to create long-term shareholder value by bringing an owner’s perspective to the managements and boards of undervalued public companies. Engaged Capital manages both a long-only and long/short North American equity fund. Engaged Capital’s efforts and resources are dedicated to a single investment style, “Constructive Activism” with a focus on delivering superior, long-term, risk-adjusted returns for investors. Engaged Capital is based in Newport Beach, California.

SOURCE: Engaged Capital, LLC

Shareholder Contact:
Morrow & Co., LLC
Tom Ball, 203-658-9400	John Ferguson, 203-658-9400
tomball@morrowco.com	jferguson@morrowco.com

Media Contact:
Bayfield Strategy, Inc.
Riyaz Lalani, 416-907-9365
rlalani@bayfieldstrategy.com